Exhibit 10.4

November 14, 2012

PERSONAL AND CONFIDENTIAL

Mr. Richard Sadowsky

264 Water Street

New York, New York 10038

Dear Richard,

We are pleased to extend to you this permanent offer of employment with Motricity, Inc. (the “Company”), subject to the completion of reference and background check.

This letter explains the details and terms of the employment offer.

Position:	Your position will be General Counsel and Chief Administrative Officer, reporting to the Board of Directors, with the duties and responsibilities generally associated with these two positions and as otherwise may be delegated to you by the Company’s Board of Directors. Other reasonable modifications to your responsibilities may be enacted by the Company.

Effective Start Date:	The effective date will be the first payroll date beginning after January 1, 2013 and you return this executed offer letter prior to the expiration date below.

Base Salary:	Your semimonthly base salary will be $11,875 (calculated to $285,000 per annum) (“Base Salary”), with payroll generation normally on the 15th and the last day of each month. Your position is exempt from overtime payment under the Fair Labor Standards Act.

Bonus:	You will be eligible to participate in our 2013 Corporate Incentive Plan (the “Plan”). Under the Plan, your annual target incentive is up to 50% of your annualized Base Salary, but may be zero if the Company fails to achieve its targets. Future target incentives will be determined by the Company’s Compensation Committee (“the Committee”). Any bonus granted will be prorated based on full-time work during the bonus period. You must be employed on the date of the bonus payout in order to be eligible for a bonus. Full terms and conditions are contained in the Plan document.

Stock Options:	You will be eligible for an award of options to purchase 225,000 shares of the Company’s common stock. This option will be granted pursuant to and subject to the Company’s 2010 Long term Incentive Plan and are subject to final approval by the Committee. The exercise price will be set at the closing price of the Company’s common stock on the first business day following the Committee’s approval, subject to your continued employment on the applicable vesting date, as follows: (i) 25% of the shares subject to the option will vest in four equal tranches (i.e., 6.25%) on each anniversary of your employment date and (ii) and 75% of the shares subject to the option will vest on the third anniversary of the vesting commencement date, subject to achievement of the following performance targets: 33% of 75% of the shares of stock must achieve a target price of $2; 33% of 75% of the shares of stock must achieve a target price of $4; and 33% of 75% of the shares of stock must achieve a target price of $6. The target price shall be determined based on the average of the closing prices of the common stock on a nationally recognized securities exchange over a 90 day period and if not listed, the fair market value as determined by the Company’s Board of Directors. If the target price is achieved for the requisite period, then the applicable target price shall be deemed achieved. The terms and conditions of the option will be governed by a separate agreement and the stock plan. In the event of a change of control, then a portion of the unvested vested options will be subject to accelerated vesting in accordance with the terms of the Company’s Amended and Restated Executive Severance and Change in Control Plan.

Benefits:	As a full-time regular employee, you will be eligible for participation in the Company’s benefits plans in accordance with the terms of the respective plan. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect. Information on the current benefit options will be provided to you under separate cover. The Company reserves the right to add, change or terminate benefits at any time.

Performance Reviews / Annual Merit Increases:	The Company will review your performance at least annually. Our performance period runs from January 1 through December 31. The Company may award discretionary annual merit increases, based on your performance and other position factors. Merit increases, if granted, are at the sole discretion of the Company, and are generally effective on March 1st following the performance period. They are prorated for your time of employment if you were hired during the performance period.

Non-Competition:	You shall not, during your employment or during the twelve (12) month period following the cessation of your employment, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than two percent (2%) of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is then a competitor with the Company’s Business. The Company’s “Business” shall be deemed to be (i) mobile data solutions that enable wireless carriers and enterprises to deliver hosted, managed mobile data service offerings, including services to access the internet using a mobile device, services to market and distribute a wide range of mobile content and applications, messaging services and billing support and settlement services, including, without limitation, services provided by mobile telecommunication carriers, and (ii) any other services, products or developments conducted or under development by the Company at the time of the termination of your employment with the Company; (i) and (ii) above as conducted by the Company or any of its subsidiaries or affiliates, whether with respect to customers, sources of supply or otherwise.

Non Solicit:	Customers and Suppliers: You shall not, during your employment or during the twenty-four (24) month period following the cessation of your employment, within the geographic territory in which you exercised responsibilities immediately prior to the cessation of your employment, directly or indirectly solicit, service or accept business from any customer or prospective customer of the Company known to you during your employment with the Company. Nor shall you, during the same twenty-four (24) month period, directly or indirectly interfere with, compromise or adversely affect the relationship between the Company and any of their suppliers. The terms “customer” or “supplier” shall mean a customer or supplier doing business with the Company during your employment or a prospective customer of the Company during your employment.

Employees: You shall not, during your employment or within twenty-four (24) months following the cessation of your employment, directly or indirectly on your own behalf or on behalf of any other person hire, retain the a services of or attempt to solicit or retain the services of any individual who is an employee of, or service provider to, the Company, or encourage any individual to leave his or her employment with or cease providing services to the Company.

Severance:	Subject to the terms of the Company’s Amended and Restated Executive Severance and Change in Control Plan (“Severance Plan”), in the event the Company terminates your employment without cause (as defined therein), you shall be entitled to a severance payment (“Severance Payment”) in an amount equal to (i) the sum of any portion of your Base Salary earned but not yet paid through the date of termination and any accrued and unpaid vacation pay, in each case, to the extent earned, but not yet paid by the Company through the date of termination, (ii) an amount equal to six twelfths (6/12) of his or your annualized Base Salary, paid ratably over the 6-month period following the termination of your employment in accordance with the Company’s normal payroll practices, and (iii) any other benefits or compensation payable under any of the Company’s employee benefit plans in accordance with the applicable plan’s terms; which payments under clause (ii) are subject to and conditioned upon your execution and delivery to the Company of the Release as described below. Notwithstanding anything in the Severance Plan to the contrary, “Good Reason” shall not include your ceasing to serve as the Chief Administrative Officer of the Company at any time or otherwise ceasing to have any of the duties, authorities and responsibilities associated with the position of Chief Administrative Officer.

Employment at Will:	This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. No representations to the contrary are effective unless in writing and approved by the CEO and the Vice President of Human Resources. Your employment will be subject to other policies, terms, and conditions that may be established by the Company from time to time.

Company Policies:	You must comply with all the policies of the Company in effect during your employment. You must also comply with the terms and conditions of the Company’s Employee Handbook which will be provided to you when you start.

Our offer to you expires on November 16, 2012 and is contingent on:

•	Your signature on the enclosed Nondisclosure and Intellectual Property Protection Agreement.

•	Satisfactory results of a required employment background check.

•	Proof of your legal right to work in the United States.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me by emailing a scanned copy to Nathan.Fong @motricity.com.

We hope that you accept our offer and look forward to the transition into your new role.

Sincerely,

/s/ Nathan Fong
Nathan Fong
Chief Financial Officer

Acknowledged:

/s/ Richard Sadowsky	Date:	11/13/12
Name Richard Sadowsky